EXHIBIT 99.B10(a)

                         INDEPENDENT AUDITORS' CONSENT




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INDEPENDENT AUDITORS' CONSENT

We consent to the use in the Post-Effective Amendment No.10 to Registration Statement No. 333-01087 filed on Form N-4 of Valley Forge Life Insurance Company Variable Annuity Separate Account of our report on the financial statements of Valley Forge Life Insurance Company, dated March 19, 2003 and our report on the financial statements of Valley Forge Life Insurance Company Variable Annuity Separate Account, dated February 7, 2003, appearing in the Statement of Additional Information (which is incorporated by reference in the Prospectus of Valley Forge Life Insurance Company Variable Annuity Separate Account), which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

DELOITTE & TOUCHE LLP

Chicago, Illinois
April 30, 2003